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                                                                     EXHIBIT 5.1

                           Fulbright & Jaworski L.L.P.
                            1301 McKinney, Suite 5100
                            Houston, Texas 77010-3095


August 9, 2001


Lakehead Pipe Line Company, Inc.
Lake Superior Place 21 West Superior Street
Duluth, Minnesota 55802

Gentlemen:

         We have acted as counsel to Lakehead Pipe Line Partners, L.P., a Delaware limited partnership (the "Partnership"), and Lakehead Pipe Line Company, Inc., a Delaware corporation and the general partner of the Partnership, in connection with the Registration Statement on Form S-3 (Reg. No. 333-59758) under the Securities Act of 1933, as amended (the "Act"), and the offering and sale of up to an aggregate of $500,000,000 of Class A Common Units representing Class A limited partner interests in the Partnership (the "Class A Common Units"). As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, partnership and corporate records and documents, including the Amended and Restated Partnership Agreement of the Partnership (the "Partnership Agreement"), certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         1. The Partnership has been duly formed and is an existing limited partnership under the Delaware Revised Uniform Limited Partnership Act; and

         2. Except as discussed below, the Class A Common Units have been duly authorized and are validly issued, fully paid and nonassessable.

          Assuming that a Limited Partner does not take part in the control of the business of the Partnership, within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), and that he otherwise acts in conformity within the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to the Partnership in respect of his Class A Common Units plus his share of any undistributed profits





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and assets of the Partnership. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interest and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which liabilities could not be ascertained from the Partnership Agreement.

         The foregoing opinion is limited to the federal laws of the United States of America, the laws of the State of Texas and the Revised Uniform Limited Partnership Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus.


                                            Very truly yours,

                                            /s/ FULBRIGHT & JAWORSKI  L.L.P.

                                           Fulbright & Jaworski L.L.P.